EXHIBIT (g)(1)

INVESTMENT ADVISORY AGREEMENT

                    THIS INVESTMENT ADVISORY AGREEMENT is made as of the 3rd day of August, 2011, by and between Lazard Multi-Strategy 1099 Fund, a Delaware statutory trust (the “Company”), and Lazard Alternatives, LLC, a Delaware limited liability company (the “Investment Adviser”).

                    WHEREAS, the Company intends to engage in business as a closed-end, non-diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

                    WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser; and

                    WHEREAS, the Company desires to retain the Investment Adviser to render investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth; and

                    WHEREAS, the Investment Adviser desires to be retained to perform such services on said terms and conditions:

                    NOW, THEREFORE, in consideration of the terms and conditions hereinafter contained, the Company and the Investment Adviser agree as follows:

                    1. The Company hereby retains the Investment Adviser to:

                               (a) act as its investment adviser and, subject to the supervision and control of the Board of Trustees of the Company (the “Board of Trustees”), to manage the investment activities of the Company as hereinafter set forth. Without limiting the generality of the foregoing, the Investment Adviser shall: obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; continuously manage the assets of the Company in a manner consistent with the investment objective, policies and restrictions of the Company, as set forth in the registration statement of the Company filed with the Securities and Exchange Commission (the “Commission”) on Form N-2 and as may be adopted from time to time by the Board of Trustees, and applicable laws and regulations; determine the securities and other investments to be purchased, sold or otherwise disposed of by the Company and the timing of such purchases, sales and dispositions; invest discrete portions of the Company’s assets (which may constitute, in the aggregate, all of the Company’s assets) in unregistered and registered investment funds or other investment vehicles (“Portfolio Funds”), which are managed by investment managers (“Portfolio Managers”), including Portfolio Managers for which separate investment vehicles have been created by the Company in which the Portfolio Managers serve as general partners or managing members and the Company is the sole investor; allocate to Portfolio Managers who are retained to manage the Company’s assets as separate managed accounts (“Portfolio Accounts”); and take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of the Company, as the Investment Adviser shall deem necessary or appropriate. The Investment Adviser shall furnish to or place at the disposal of the Company such of the information, evaluations, analyses and opinions formulated or obtained by the Investment Adviser in the discharge of its duties as the Company may, from time to time, reasonably request; and

                              (b) provide, and the Investment Adviser hereby agrees to provide, certain management, administrative and other services to the Company. Notwithstanding the appointment of the Investment Adviser to provide such services hereunder, the Board of Trustees shall remain responsible for supervising and controlling the management, business and affairs of the Company. The management, administrative and other services to be provided by the Investment Adviser shall include:

(i)	providing office space, telephone and utilities;

(ii)	providing administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

(iii)	supervising the entities which are retained by the Company to provide administration, custody and other services to the Company;

(iv)	handling investor inquiries regarding the Company and providing investors with information concerning their investments in the Company and capital account balances;

(v)	monitoring relations and communications between investors and the Company;

(vi)	assisting in the drafting and updating of disclosure documents relating to the Company and assisting in the preparation of offering materials;

(vii)	maintaining and updating investor information, such as change of address and employment;

(viii)	assisting in the preparation and mailing of investor subscription documents and confirming the receipt of such documents and investor funds;

(ix)	assisting in the preparation of regulatory filings with the Commission and state securities regulators and other Federal and state regulatory authorities;

(x)	preparing reports to and other informational materials for shareholders of the Company (“Shareholders”) and assisting in the preparation of proxy statements and other Shareholder communications;

(xi)	monitoring compliance with regulatory requirements and with the Company’s investment objective, policies and restrictions as established by the Board of Trustees;

(xii)

reviewing accounting records and financial reports of the Company, assisting with the preparation of the financial reports of the Company and acting as liaison with the Company’s accounting agent and independent auditors;

(xiii)	assisting in the preparation and filing of tax returns;

(xiv)	coordinating and organizing meetings of the Board of Trustees and meetings of Shareholders, in each case when called by such persons;

(xv)	preparing materials and reports for use in connection with meetings of the Board of Trustees;

(xvi)

maintaining and preserving those books and records of the Company not maintained by any Sub-Adviser (as defined in Paragraph 2 below) of the Company or the Company’s administrator, accounting agent or custodian (which books and records shall be the property of the Company and maintained and preserved as required by the 1940 Act and the rules thereunder and shall be surrendered to the Company promptly upon request);

(xvii)	reviewing and arranging for payment of the expenses of the Company;

(xviii)	assisting the Company in conducting offers to Shareholders to repurchase shares of beneficial interest in the Company (“Shares”);

(xix)	reviewing and approving all regulatory filings of the Company required under applicable law;

(xx)

reviewing or causing to be reviewed investor qualifications and subscription documentation, as applicable, and otherwise assisting in administrative matters relating to the processing of subscriptions for Shares;

(xxi)	providing the services of persons employed by the Investment Adviser or its affiliates who may be appointed as officers of the Company by the Board of Trustees; and

(xxii)

assisting the Company in routine regulatory examinations, and working closely with any counsel retained to represent any members of the Board of Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Company (the “Independent Trustees”) in response to any litigation, investigations or regulatory matters.

                              The Investment Adviser acknowledges that it has the responsibility, in the selection of Portfolio Funds, the selection of Portfolio Managers that may manage Portfolio Accounts and the oversight of the Company’s investment portfolio, to consider, evaluate and monitor the investment, operational and other risks associated with such Portfolio Funds, Portfolio Managers and Portfolio Accounts.

                    2. Provided that the Company shall not be required to pay any compensation to the Investment Adviser for the services to be provided hereunder other than as provided by the terms of this Agreement, the Investment Adviser is authorized to obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

                    3. Without limiting the generality of Paragraph 1 hereof, the Investment Adviser and, if applicable, the Sub-Adviser, shall be authorized to open, maintain and close accounts in the name and on behalf of the Company with brokers and dealers as it deems appropriate; to pursue and implement the investment policies and strategies of the Company using a multi-manager strategy whereby some or all of the Company’s assets may be committed from time to time by the Investment Adviser to Portfolio Funds or to the discretionary management of one or more Portfolio Managers, the selection of which shall be subject to the approval of the Board of Trustees in accordance with requirements of the 1940 Act and the approval of a majority (as defined in the 1940 Act) of the Company’s outstanding voting securities, unless the Company receives an exemption from the provisions of the 1940 Act requiring such approval by security holders; and to identify appropriate Portfolio Funds and Portfolio Managers and determine the assets to be committed to each of them.

                    4. Investment Advisory Fee; Expenses

                              (a) In consideration for the provision by the Investment Adviser of its services hereunder and the Investment Adviser’s bearing of certain expenses, the Company shall pay the Investment Adviser after the end of each calendar quarter a fee computed monthly at the rate of 0.125% (1.50% on an annualized basis) of the Company’s month-end net assets (the “Investment Advisory Fee”). For this purpose, “net assets” shall mean the total value of all assets of the Company, less an amount equal to all accrued debts, liabilities and obligations of the Company determined as of the end of each month and calculated before giving effect to any repurchases of Shares which are to be valued for purposes of repurchase as of the end of such month.

                              (b) The Investment Advisory Fee will be due and payable in arrears within 30 business days after the end of each calendar quarter.

                              (c) If this Agreement is terminated at any time other than as of the end of a calendar quarter, or if Shares are sold by the Company other than as of the first day of any month or repurchased by the Company at a value other than a value based on the net assets of the

Company as of the end of a month, the Investment Advisory Fee for the applicable period shall be appropriately pro rated.

                              (d) The Investment Adviser shall bear all costs and expenses associated with the provision of its services hereunder including, but not limited to: expenses relating to the selection and monitoring of Portfolio Managers; fees of any consultants retained by the Investment Adviser; and expenses relating to qualifying potential investors and reviewing subscription documents.

                    5. The Investment Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Investment Adviser or furnished to the Company under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Investment Adviser shall be deemed to include persons employed or otherwise retained by the Investment Adviser or made available to the Investment Adviser by its members.

                    6. Except as provided herein or in another agreement between the Company and the Investment Adviser, the Company shall bear all of its own expenses, including: organizational expenses, all investment related expenses (e.g., fees paid directly or indirectly to Portfolio Managers, all costs and expenses directly related to portfolio transactions and positions for the Company’s account such as direct and indirect expenses associated with the Company’s investments, including its investments in Portfolio Funds, transfer taxes and premiums, taxes withheld on foreign dividends and, if applicable in the event the Company utilizes a Portfolio Account, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees); distribution and other offering fees and costs; entity-level taxes; all costs and expenses associated with the establishment of any Portfolio Accounts; any non-investment related interest expense; fees and disbursements of any attorneys, accountants, consultants, experts and other third-party service providers engaged by the Company; audit and tax preparation fees and expenses of the Company; all costs and expenses associated with retaining third parties to aggregate and review the Company’s investments and nature of income, and the investments and nature of income of Portfolio Funds and Portfolio Accounts, for purposes of monitoring compliance with the qualification requirements of Subchapter M of the Internal Revenue Code; administrative expenses and fees; custody and escrow fees and expenses; the costs of an errors and omissions/directors and officers liability insurance policy and a fidelity bond; the Investment Advisory Fee; fees and travel-related and other expenses of members of the Board of Trustees who are not employees of the Investment Adviser or any affiliated person of the Investment Adviser; all costs and charges for equipment or services used in communicating information regarding the Company’s transactions among the Investment Adviser and any custodian or other agent engaged by the Company; any extraordinary expenses incurred by the Company; and such other expenses as may be approved from time to time by the Board of Trustees. The Company shall reimburse the Investment Adviser for any of the above expenses that it pays on behalf of the Company.

                    7. The compensation provided to the Investment Adviser pursuant to Paragraph 4(a) hereof shall be the entire compensation for the services provided to the Company hereunder and the expenses assumed by the Investment Adviser under this Agreement.

                    8. The Company will, from time to time, furnish or otherwise make available to the Investment Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Company as the Investment Adviser may reasonably require in order to discharge its duties and obligations hereunder.

                    9. The Investment Adviser will use its best efforts in the supervision and management of the investment activities of the Company and in providing services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Investment Adviser, its members, their respective directors, officers or employees and their respective affiliates, executors, heirs, assigns, successors or other legal representatives (collectively, the “Affiliates”) shall not be liable to the Company for any error of judgment for any mistake of law or for any act or omission by the Investment Adviser or any of the Affiliates or by any Sub-Adviser.

                    10. (a) The Company shall indemnify the Investment Adviser, its members, their respective directors, officers or employees and their respective affiliates, executors, heirs, assigns, successors or other legal representatives (each an “Indemnified Person”) against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person’s duties with respect to the Company, except those resulting from the willful misfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person’s reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, “disabling conduct”). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Trustees who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board of Trustees in written advice, that the Indemnified Person is entitled to indemnification hereunder. The Company shall advance to an Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding arising out of such performance or non-performance; provided, however, that the determination to make any such advance shall be preceded by a reasonable determination reached by either (A) a vote of a majority of the Trustees who are not parties to the preceding or (B) legal counsel selected by a vote of a majority of the Board of Trustees in written advice, that the indemnified person ultimately will be found entitled to indemnification. The Investment Adviser agrees, and each other Indemnified Person will agree as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Company for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this Paragraph 10.

                         (b) Notwithstanding any of the foregoing to the contrary, the provisions of this Paragraph 10 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Paragraph 10 to the fullest extent permitted by law.

                    11. Nothing contained in this Agreement shall prevent the Investment Adviser or any affiliated person of the Investment Adviser from acting as investment adviser or manager for any other person, firm or corporation and, except as required by applicable law (including Rule 17j-1 under the 1940 Act), shall not in any way bind or restrict the Investment Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of any member, officer or employee of the Investment Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

                    12. This Agreement shall remain in effect for an initial term of two years from the date of its execution, and shall continue in effect from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the outstanding voting securities of the Company, as defined by the 1940 Act and the rules thereunder, or by the Board of Trustees; and provided that in either event such continuance is also approved by a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval. The Company may at any time, without payment of any penalty, terminate this Agreement upon sixty days’ prior written notice to the Investment Adviser, either by majority vote of the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Company (as defined by the 1940 Act and the rules thereunder). The Investment Adviser may at any time, without payment of penalty, terminate this Agreement upon sixty days’ prior written notice to the Company. This Agreement shall automatically terminate in the event of its assignment (to the extent required by the 1940 Act and the rules thereunder) unless such automatic termination shall be prevented by an exemptive order of the Commission.

                    13. Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

                     14. This Agreement may be amended only by the written agreement of the parties. Any amendment shall be required to be approved by the Board of Trustees and by a majority of the Independent Trustees in accordance with the provisions of Section 15(c) of the 1940 Act and the rules thereunder. If required by the 1940 Act, any amendment shall also be required to be approved by such vote of Shareholders as is required by the 1940 Act.

                    15. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

                    16. The Company represents that this Agreement has been duly approved by the Board of Trustees, including a majority of the Independent Trustees, and by the sole initial Shareholder, in accordance with the requirements of the 1940 Act.

                    17. The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the Trustees, Shareholders, officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.

                    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

LAZARD MULTI-STRATEGY 1099 FUND

By:

Name:
Title:

Date:

LAZARD ALTERNATIVES, LLC

By:

Name:
Title:

Date: